SCHEDULE A

Dated April 17, 2023
(Restated September 7, 2023*, October 23, 2023**)

Fund	Class	Expense Limit (based on percentage of the average daily net assets)
Aristotle Ultra Short Income Fund	Class A	0.57%
	Class I	0.32%
	Class I-2	0.32%
Aristotle Short Duration Income Fund	Class A	0.75%
	Class C	1.50%
	Class I	0.45%
	Class I-2	0.50%
Aristotle Core Income Fund	Class A	0.85%
	Class C	1.60%
	Class I	0.55%
	Class I-2	0.55%
Aristotle ESG Core Bond Fund	Class I	0.48%
	Class I-2	0.48%
Aristotle Strategic Income Fund	Class A	0.94%
	Class C	1.69%
	Class I	0.64%
	Class I-2	0.69%
Aristotle Floating Rate Income Fund	Class A	1.02%
	Class C	1.77%
	Class I	0.72%
	Class I-2	0.77%
Aristotle High Yield Bond Fund	Class A	0.95%
	Class C	1.70%
	Class I	0.65%
	Class I-2	0.70%
Aristotle Small/Mid Cap Equity Fund	Class A	1.20%
	Class C	1.95%
	Class I	0.85%
	Class I-2	0.95%
Aristotle Small Cap Equity Fund	Class A	1.20%
	Class C	1.95%
	Class I	0.90%
	Class I-2	0.95%
	Class R6	0.85%
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Aristotle Portfolio Optimization Conservative Fund	Class A	1.22%
	Class C	1.97%
	Class I-2	0.97%
Aristotle Portfolio Optimization Moderate Conservative Fund	Class A	1.22%
	Class C	1.97%
	Class I-2	0.97%
Aristotle Portfolio Optimization Moderate Fund	Class A	1.23%
	Class C	1.98%
	Class I-2	0.98%
Aristotle Portfolio Optimization Growth Fund	Class A	1.25%
	Class C	2.00%
	Class I-2	1.00%
Aristotle Portfolio Optimization Aggressive Growth Fund	Class A	1.26%
	Class C	2.01%
	Class I-2	1.01%
Aristotle Growth Equity Fund	Class I	0.70%

* Restated to change the Expense Limit applicable to Class I shares of Aristotle Small Cap Equity Fund II from 95 bp to 90 bp, which is consistent with Prospectus disclosure and the intended Expense Limit to be observed by AIS once the share class goes operational.
** Restated to remove the “II” designation from the name of Aristotle Small Cap Equity Fund II.
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